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                                                                    EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated February 1, 2000 relating to the financial statements of ImageX.com, Inc., of our report dated April 16, 1999, relating to the financial statements of Fine Arts Engravers Company, Inc., of our report dated November 1, 1999, relating to the financial statements of Image Press, Inc., and of our report dated December 31, 1999, relating to the financial statements of PrintBid.com, Inc., which appear in such Registration Statement. We also consent to the reference to us under the headings "Experts" and "Selected Financial Date for ImageX.com" in such Registration Statement.


                                   PricewaterhouseCoopers LLP


Seattle, Washington
February 8, 2000